Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-152931, 333-161014, 333-188290, 333-190507, 333-198682, 333-206589, 333-226679, 333-257522, 333-258597, 333-262015, 333-267805, and 333-269518) and Form S-3 (333-249921 and 333-250075) of Seacoast Banking Corporation of Florida of our report dated March 26, 2021 on the consolidated financial statements of Professional Holding Corp. included in Professional Holding Corp.’s annual report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference in this current report on Form 8-K/A.

/s/ Crowe LLP

Atlanta, Georgia

March 15, 2023